EXHIBIT 10.52

Second Amendment to Services and License Agreement

Second Amendment to Services and License Agreement made as of the 1st day of April 2006 (“Effective Date of Second Amendment”), by CareAdvantage, Inc. (“CareAdvantage” or “CAI”), a Delaware corporation with its principal place of business at 485-C Route One South, Iselin, New Jersey 08830, and Kaiser Foundation Health Plan of the Northwest (“Kaiser”), with its principal place of business at 500 NE Multnomah St., Suite 100, Portland, Oregon 97232.

Whereas, Kaiser and CareAdvantage have entered into a Services and License Agreement as of January 1, 2005 (the “Agreement”), which Agreement was amended as of January 1, 2006 (“First Amendment”);

Whereas, the parties desire to further amend the Agreement to provide for quarterly updates of paid claims data, to provide for analysis using APR-DRGs groupings, and to provide for training account managers with respect to customer communications and to extend the term of the Agreement;

Whereas, the parties also desire to amend the compensation payable under the Agreement;

Now, Therefore, in consideration of the premises the parties agree as follows:

1. Quarterly Processing of Paid Claims Data. Commencing as of the Effective Date of the Second Amendment, Attachment 1.1 of the Agreement is amended in its entirety as provided in Attachment 1.1.1 attached hereto.

2. APR-DRGs. Commencing as of the Effective Date of the Second Amendment,

a. Section 1.1 of the Agreement is amended by substituting “Attachments 1.1.1 and 1.1.2” for “Attachment 1.1”;

b. adding new Attachment 1.1.2 as attached hereto;

c. amending Section 2.2 of the Agreement to add immediately prior to the end of the first sentence the following: “, including the right to access and use the Portal to consider APR-DRG groupings on Kaiser Data.” (The parties acknowledge that initially, the APR-DRG groupings will be available merely through written reports and not at the Portal; CAI expects that the APR-DRG groupings will become available at the Portal no later than the second quarter 2007.)

3. Training in Customer-Specific Communications

a. Additional Services. Commencing as of the Effective Date of the Second Amendment, in accordance with Section 1.2 of the Agreement, CareAdvantage will provide the following Additional Services: Following CareAdvantage’s release of the processed Kaiser Data received in March and September, CareAdvantage will provide a one-day on-site communications training program to Kaiser account managers with respect to five to ten customers to be selected by Kaiser. In connection with each customer selected for the training program, CareAdvantage will learn Kaiser’s current strategy for maintaining and retaining the customer and will prepare a report profiling the customer based on its paid claims experience. The training program will focus on adapting Kaiser’s strategy as indicated by the customer-specific report and, consistent with that strategy, communicating to the customer the contents of the report; the program will include drafting cover letters and preparing for (but not attending) meetings with customers to review the customer-specific reports.

b. Additional Compensation. Commencing as of the Effective Date of the Second Amendment, in accordance with Section 4.2 of the Agreement, Kaiser will pay CAI for the Additional Services for training set forth herein $* for each customer selected. Such amounts shall be paid (1) one-half upon Kaiser’s advising CareAdvantage of those customers selected, and (2) the balance within thirty (30) days of completion of each semi-annual training program.

*  Portions of this page have been omitted pursuant to a Confidential Treatment request and filed separately with the Commission.

4. Term. Commencing as of the Effective Date of the Second Amendment, Section 5.1 is amended by substituting “March 31, 2008” for “December 31, 2006.”

5. Compensation. Commencing as of the Effective Date of the Second Amendment:

a. Section 4.1 of the Agreement is amended in its entirety as follows:

4.1. Generally. Kaiser shall pay CareAdvantage for the services and license provided under this Agreement, as amended (including but not limited to APR-DRG Recurring Services), the sum of $* per month plus $* PMPM for each discrete member in the Kaiser Data in excess of *. During the term of this Agreement, compensation shall be payable without invoice quarterly commencing on the 1st day of April 2006, and on the 1st day of each subsequent quarter; payment for the quarter commencing April 1, 2006, shall be $* (which assumes * members). Payments made pursuant to the foregoing sentence shall be reconciled to the Kaiser Data that Kaiser makes available to CareAdvantage pursuant to Attachment 1.1.1, and CareAdvantage shall pay any reconciling adjustment to Kaiser within thirty (30) days of its making a determination that such adjustment is owing, and Kaiser shall pay any reconciling adjustment to CareAdvantage within thirty (30) days of CareAdvantage’s notifying it in writing that such adjustment is owing. Notwithstanding the preceding sentence, in no event shall CareAdvantage be required to pay a reconciling adjustment to Kaiser for any quarter in excess of $*.

b. There is added a new Section 4.1.1 as follows:

4.1.1 Credit. Kaiser shall be allowed a one-time credit in the amount of $* to the compensation otherwise due CareAdvantage on April 1, 2006,.

c. There is added a new Section 4.4.1 as follows:

4.4.1. On Account of Increases in Kaiser Northwest’s Covered Population. CareAdvantage’s compensation under Section 4.1 has been determined by assuming that the Kaiser Data contains at least 500,000 but less than 750,000 discrete members. If the Kaiser Data increases beyond 750,000 members, then in lieu of the amounts provided by Section 4.1, the rate shall be determined in accordance with Attachment 4.4.1.

d. There is added a new Attachment 4.4.1 as attached hereto.

6. Except to the extent set forth herein, the Agreement, as amended, shall remain in full force and effect.

*  Portions of this page have been omitted pursuant to a Confidential Treatment request and filed separately with the Commission.

This Second Amendment may be executed in several counterparts, each of which is an original but all of which shall constitute one and the same instrument.

In Witness Whereof, the parties have executed this Second Amendment as of the date set forth above.

CAREADVANTAGE, INC.		KAISER FOUNDATION HEALTH PLAN OF THE NORTHWEST

By:	Dennis J. Mouras	By:	Gary O. Morgan
	CEO		Title: VP Product & Business Development

ATTACHMENT 1.1.1

CRG RECURRING SERVICES

During the term of this Agreement, no later than the 1st day of March, June, September, and December, Kaiser will provide CareAdvantage with claims data for all claims in the Covered Population paid subsequent to Kaiser’s last providing CareAdvantage with its paid claims data. Within approximately four weeks of CareAdvantage’s receipt of this data, CareAdvantage will:

•	Load data into data processing environment
•	Conduct technical and initial clinical review of data (review for completeness)
•	Run data through conversion program
•	Validate data conversion
•	Prepare\run data files though CRG algorithms
•	Validate CRG assignments (validity check)
•	Program reports to generate analyses with updated data elements
•	Review RPNavigator analyses results
•	Move into production environment
•	Deliver observations summary report (which would address significant changes from previous periods)

Thereafter, CareAdvantage will conduct at least one day of on-site consulting per quarter, including data analytical and operational integration reviews.

During the term of this Agreement, CareAdvantage will maintain telephone support for technical and clinical inquiries 6:00 a.m. through 6:00 p.m., Pacific Time, Monday through Friday.

(The four-week schedule provided by this Attachment assumes that there will be no change in Kaiser’s claims system(s) and business rules from those provided by Kaiser to CareAdvantage on or before September 1, 2004. In the event of any such change, the four-week schedule is subject to adjustment, and any additional services required by CareAdvantage on account of such changes will be billed in accordance with Attachment 4.2.)

ATTACHMENT 1.1.2

APR-DRG RECURRING SERVICES

During the term of this Agreement, on a semi-annual basis (during March and September), upon receipt of the Kaiser Data as provided in Attachment 1.1.1 CAI will perform the following tasks within four weeks:

•	Load data into data processing environment
•	Conduct technical and initial clinical review of data (review for completeness)
•	Run data through conversion program
•	Validate data conversion
•	Prepare\run data files though APR-DRG algorithm
•	Validate APR-DRG assignments (validity check)
•	Conduct clinical analysis
•	Program reports to generate analyses with updated data elements
•	Review analyses results
•	Deliver Executive Summary with Key Findings and Observations summary report

During the term of this Agreement, CareAdvantage will maintain telephone support for technical and clinical inquiries 6:00 a.m. through 6:00 p.m., Pacific Time, Monday through Friday.

(The four-week schedule provided by this Attachment assumes that there will be no change in Kaiser’s claims system(s) and business rules from those provided by Kaiser to CareAdvantage on or before September 1, 2004. In the event of any such change, the four-week schedule is subject to adjustment, and any additional services required by CareAdvantage on account of such changes will be billed in accordance with Attachment 4.2.)

ATTACHMENT 4.4.1

PMPM FEES FOR INCREASES IN DISCRETE MEMBERS IN KAISER DATA

Number of Discrete Members	Fees

at least 500,000 but less than 750,000	$* per month plus $* PMPM for each member over 500,000
at least 750,000 but less than 1,000,000	$* per month plus $* PMPM for each member over 750,000
at least 1,00,000 but less than 3,000,000	$* per month plus $* PMPM for each member over 1,000,000
more than 3,000,000	to be determined

•	Portions of this page have been omitted pursuant to a Confidential Treatment request and filed separately with the Commission